                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made and entered into effective this 25th day of October, 1996, by and between VCE Restaurants, Inc., a Tennessee corporation, Volunteer Capital Corporation, a Tennessee corporation, and Wendy's International, Inc., an Ohio corporation.

                                    RECITALS

         A. Seller owns the assets located in or used in the operation of the fifty two (52) Wendy's Old Fashioned Hamburgers Restaurants listed on Schedules 2.1(a) and 2.1(b) attached hereto.

         B. Each of the Restaurants (as defined hereinafter) is operated under and pursuant to a Unit Franchise Agreement or Restaurant Franchise Agreement with Wendy's International, Inc.

         C. Seller desires to sell, assign and transfer the assets used in the operation of the Restaurants to Buyer, terminate the Franchise Agreements, and release Buyer from claims related to or arising from the operation of the Restaurants, all as set forth in this Agreement.

         D. Buyer is willing to purchase the assets, terminate the Franchise Agreements and release Seller from any claims it may have related to or arising out of the operation of the Restaurants.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. CERTAIN DEFINITIONS: The definitions set forth in the Recitals are hereby incorporated into this Agreement and, in addition, the following terms have the following meanings;

         "Action" means any action, suit, claim, investigation, or legal, administrative, regulatory, or arbitral proceeding or inquiry before or by any Governmental Body;

         "Affiliate(s)" means those entities wholly owned or controlled by Seller or Buyer or under common ownership or control with Seller and the principal shareholders of Seller or Buyer.

         "Assumed Obligations" has the meaning set forth in Section 3.2;

         "Buyer" shall mean Wendy's International, Inc.or Wendy's Old Fashioned Hamburgers of New York, Inc., an Ohio corporation which will purchase the assets for the Restaurants located in Massachusetts;

         "Cash Bank" means the amount listed for each Restaurant on Schedule 6.4(g) attached hereto which amount will be in the Restaurant at the Effective Time.;

         "Closing" has the meaning set forth in Section 6.1;

         "Closing Date" means the date on which the Closing occurs;

         "Contemplated Transactions" means each transaction contemplated by this Agreement or any Related Document;

         "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement;

         "Effective Time" means 12:01 a.m. on the day after the Closing Date;

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

         "Fee Properties" means the land, buildings and other improvements, together with all easements, appurtenances, servitudes, accessories and components, access and use agreements, ancillary leases such as additional parking and other agreements relating to the Restaurants listed on Schedule 2.1(a);

         "Franchise Agreement(s)" means those Development Agreements and the Unit Franchise Agreements issued pursuant thereto and Restaurant Franchise Agreements (together with any amendments or addenda thereto) between Buyer and Seller relating to the Restaurants;

         "Governmental Body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision thereof, or any federal or state court or arbitrator;

         "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any amendments thereto and the regulations implementing it.

         "Knowledge" means when used in this Agreement that level of knowledge which Seller would have if Seller had conducted an investigation of the matter and made such inquiries as would have been reasonable under the circumstances and includes within the scope of such investigation matters known or which in the exercise of reasonable care should be known to its directors, officers, employees, advisors, agents and representatives;

         "Law" means any law, statute, code, ordinance, regulation, rule or other requirements of any Governmental Body;

         "Lease(s)" means each real estate lease together with any amendments, modifications or supplements thereto; all easements, appurtenances, servitudes, accessories and components, access and use agreements, ancillary leases, such as additional parking and related agreement(s), security deposits, and any purchase option, right of first refusal or similar right whether or not set forth in the lease agreement, relating to the premises of the Restaurants listed on Schedule 2.1(b) and the leases for the offices located at 1345 Garner Lane, Suite 306, Jamestown Square, Columbia, SC 29210 and 355 Woodruff Road, Suite 106 Highland Park, Greenville, SC 29607;

         "Lease Lessor(s)" means each lessor under any Lease;

         "Lease Rents" means all rents and all other sums and charges owing by the tenant under any Lease;

         "Lien" means any lien, encumbrance, pledge, mortgage, security interest, claim, lease (excluding the Leases), charge, option, right of first refusal, special assessment, unsatisfied pre-emptive right, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever (except the Permitted Encumbrances);

         "Office Equipment" means all furniture, furnishings, calculators, office equipment and supplies (excluding personal property belonging to employees) located on the premises of the offices located at 1345 Garner Lane, Suite 306, Jamestown Square, Columbia, SC 29210 and 355 Woodruff Road, Suite 106 Highland Park, Greenville, SC 29607;

         "Order" means any order, ruling, judgment, injunction, award, decree, writ or similar action of any Governmental Body;

         "Permit(s)" means any license, authorization, permit, certificate, order or approval of, and any required registration with, any Governmental Body;

         "Permitted Encumbrances" has the meaning set forth in Section 9.10;

         "Personal Property Leases" means the leases and other agreements listed on Schedule 2.1(f);

         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity;

         "Purchase Price" has the meaning set forth in Section 3;

         "Purchased Assets" has the meaning set forth in Section 2.1;

         "Real Property Law" means all applicable building, zoning, subdivision and other land use and similar laws, codes, ordinances, rules and regulations;

         "Related Document(s)" means each agreement, instrument, schedule and other documents (other than this Agreement) which is executed and delivered at Closing or which is otherwise executed and delivered in connection with this Agreement;

         "Restaurant(s)" means each of the Wendy's Old Fashioned Hamburgers Restaurants which are owned by Seller and which are located at the addresses set forth on Schedule 2.1(a) and 2.1(b) hereto;

         "Restaurant Business" means the business of operating the Restaurants;

         "Restaurant Employees" means all persons employed by Seller in the Restaurants, having the title District Manager and below.

         "Safety and Environmental Laws" means (i) the Occupational Safety and Health Act of 1970, as amended and (ii) any Laws relating to pollution or protection of the environment, including, without limitation, emissions, discharges, release or threatened releases of pollutants, contaminants, chemicals (including oil, gasoline and their constituents and byproducts), or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (collectively "Hazardous Substances"), including, without limitation, Laws under the Comprehensive Environmental Compensation and Liability Act, 42 U.S.C. par. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 901 et seq., the Safe Drinking Water Act, the Clean Water Act, 33 U.S.C. par. 251, et seq., the Clean Air Act, the Hazardous Materials Transportation Act, or any other similar Law;

         "Seller" means VCE Restaurants, Inc. or with respect to any Purchased Assets that are owned by Volunteer Capital Corporation, then the definition includes Volunteer Capital Corporation.

         "Service Contracts" means those Contracts which are for goods and services directly used or required in the ordinary course of the Restaurant Business and listed on Schedule 2.1(g);

         "Taxes" means all federal, state, county, local, foreign and other taxes (including without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments) of Seller or otherwise arising from or relating in any way to the Restaurants, Restaurant Business, the Fee Properties, the Leases, or any other Purchased Assets in respect of any period prior to the Closing or for which Seller received a credit at Closing and agreed to pay when due, whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto;

         "WNAP" means The Wendy's National Advertising Program, Inc.;

         SECTION 2.  PURCHASE AND SALE:

         2.1 TRANSFER OF PURCHASED ASSETS: On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, convey, assign and transfer to Buyer or its Affiliate, effective as of the Effective Time, for the Purchase Price, free and clear of all Liens, except those Liens expressly being assumed by Buyer in accordance with this Agreement, the following specified tangible and intangible assets (collectively, the "Purchased Assets"):

         (a) All rights, title and interest of Seller in and to all the Fee Properties listed by address on Schedule 2.1(a);

         (b) All rights, title and interest of Seller in and to all the Leases pertaining to the Restaurants listed by address on Schedule 2.1(b) (the "Assigned Properties");

         (c) All Seller's right, title and interest in and to all improvements to the Assigned Properties including without limitation all buildings (the "Leasehold Improvements");

         (d) All rights, title and interest of Seller in and to all machinery, furnishings, furniture, fixtures, equipment, signs, improvements, trade fixtures, spare parts, maintenance items, replacement items, tools, point of sale systems, communication systems, uniforms, supplies, smallwares and other tangible personal property located on the premises of the Restaurants (except computer systems including all associated hardware and software) or, if located elsewhere, intended for use or consumption in the Restaurants, including all personal property at the Restaurants acquired by Seller prior to the Closing Date (the "Equipment");

         (e) All of Seller's inventory of food, paper goods premiums, kid's meal premiums and promotional items and materials which is usable in the ordinary course of the Restaurant Business and is located in the Restaurants as of the Effective Time (the "Inventory");

         (f) All rights, title and interest of Seller in and to the Personal Property Leases listed on Schedule 2.1(f);

         (g) All rights, title and interest of Seller in and to the Service Contracts listed on Schedule 2.1(g);

         (h) The Cash Banks;

         (i) All keys, safe combinations, passwords, codes, telephone numbers and other items and information required for operation of the Restaurants;

         (j) All engineering, technical and shop drawings, plot plans, blueprints, specifications, surveys, maintenance records, warranties, technical manuals relating to the Purchased Assets in Seller's possession, together with all of Seller's rights to use all of the foregoing;

         (k) The Office Equipment; and

         (l) To the extent transferable, all of Seller's rights to all Permits listed on Schedule 2.1(l).

         2.2 EXCLUDED ASSETS: Any assets not specifically defined as "Purchased Assets" in Section 2.1 shall not be acquired by Buyer and without limiting the generality of the foregoing, the Buyer shall not obtain any right, title or interest in the following:

         (a) Deposits and prepayments relating to the Restaurants except security deposits or those for which Seller receives a credit pursuant to
Section 6.4, Seller's other deposits and cash (excluding the Cash Banks), profit-sharing deposits, accounts receivable, notes receivable, any claims by Seller against third parties, tax refunds, prepaid consultant fees, prepaid expenses, escrow and/or trust accounts held by or for the benefit of Seller for any purposes, including, without limitation, prepaid insurance premiums and utility deposits;

         (b) Those Permits, if any, which by Law cannot be transferred by Seller to Buyer;

         (c) The corporation records and tax records of Seller; provided, however, that Seller shall provide Buyer and its representatives with reasonable access to such records related to the Purchased Assets as contemplated by Section 9.1;

         (d) Life and health insurance policies maintained by Seller for the benefit of the Seller or Seller's employees;

         (e) Vehicles owned or leased by Seller and not listed on Schedule
2.1(f);

         (f) Seller's assets relating to and Seller's interest in other properties and assets of Seller utilized in businesses other than Wendy's restaurants.

         SECTION 3. PURCHASE PRICE: As consideration for the purchase and sale of the Purchased Assets, Buyer shall make the following payments and shall assume the following obligations and liabilities of Seller (such payments and the assumption of such obligations and liabilities are referred to collectively as the "Purchase Price"):

         3.1 CASH CONSIDERATION FOR PURCHASED ASSETS: Subject only to the reimbursements and adjustments required pursuant to this Agreement, Buyer shall pay to Seller at the Closing $28,300,000.00 (the "Cash Consideration") by bank or wire transfer of immediately available funds.

         3.2 ASSUMPTION OF CERTAIN OBLIGATIONS: At the Closing, Seller shall assign to Buyer and Buyer, and Wendy's International, Inc. with respect to the obligations of Wendy's Old Fashioned Hamburgers of New York, Inc., shall assume and agree to timely perform, pay and discharge, on and after the Effective Time, the following, and only the following, obligations of Seller (all such assumed obligations being collectively referred to as the "Assumed Obligations"):

         (a) All obligations of Seller which accrue and arise under the Leases on or after the Effective Time;

         (b) All obligations of Seller which accrue and arise under the Personal Property Leases on or after the Effective Time provided Buyer may reject any of the Personal Property Leases and shall notify Seller prior to the Closing of any Personal Property Lease the terms of which Buyer deems to be unreasonable and which Buyer will reject;

         (c) All obligations of Seller which accrue and arise under the Service Contracts and the Franchise Agreements on or after the Effective Time, provided Buyer may reject any of the Service Contracts and Buyer shall notify Seller prior to the Closing of any Service Contract the terms of which Buyer deems to be unreasonable and which Buyer will reject;

         (d) Those Taxes which Buyer agrees to pay under Paragraph 6.4; and,

         (e) Those obligations of Seller which accrue and arise under the Transferable Permits on or after the Effective Time.

         Except for those liabilities and obligations of Seller expressly enumerated in subparagraphs (a) through (e) of this Paragraph 3.2 which Buyer agrees to assume pursuant to the provisions of this Agreement, Buyer shall not assume or otherwise be responsible or liable for any other liabilities or obligations of Seller (the "Retained Obligations"), including by way of illustration but not limitation:

                  (i) any debt, obligation or liability accruing, arising out of, or relating to any act or omission of Seller or any other occurrence or event happening or existing before the Effective Time, including without limitation any of the following: (i) royalties, WNAP contributions and other advertising or marketing contributions or other monetary obligations arising under the Franchise Agreements, (ii) liabilities or obligations arising under any Contract not assumed by Buyer, or (iii) liabilities or obligations for any intentional act, tort or defective product arising out of Seller's conduct of the Restaurant Business or from any services or products sold prior to the Effective Time;

                  (ii) any obligation or liability of Seller pursuant to any loan agreement, promissory note, settlement agreement, Lien, or other financial obligation of Seller except those specifically assumed pursuant to this Paragraph 3.2;

                  (iii) any obligation or liability of Seller to its Affiliates, stockholders, directors, employees, agents or representatives, including, but not limited to, any obligation or liability under any employee benefit program or employee insurance program;

                  (iv) except as specified in Section 6.4, any obligation or liability for any Taxes (including deficiencies, interest and penalties relating thereto) of any kind incurred, arising or accruing for any time period (or portion thereof) ending prior to the Effective Time, including Taxes for which extensions have been obtained;

                  (v) any obligation or liability for any fees, costs or expenses (including without limitation, Taxes and attorneys' fees and accountants' fees) incurred by Seller in connection with this Agreement, any Related Documents or any Contemplated Transactions;

                  (vi) except as specified in Section 9.12, any obligation or liability arising out of or resulting from Seller's non-compliance with any Law (including without limitation, ERISA, Safety and Environmental Laws, Workers' Compensation Laws, Laws relating to employment practices or the health and safety standards applicable to Restaurant Employees) or which arise out of or relate to an occurrence, event, or circumstance happening or existing before the Effective Time;

                  (vii) any obligation or liability relating to any litigation or disputes presently existing or threatened or arising out of any action or omission taken or omitted to be take before the Effective Time;

                  (viii) any consultant's, brokerage or finder's fee payable by Seller in connection with this Agreement, any Related Documents or any Contemplated Transactions;

                  (ix) any Lease Rent accruing at any time prior to the Effective Time except Lease Rents which Buyer is obligated to pay pursuant to
Section 6.4(a) or liability or obligations arising from or relating to any breach of any Lease by Seller; and

                  (x) any other obligation or liability of Seller not expressly assumed by Buyer pursuant to this Agreement.

         Seller shall remain liable for and shall indemnify Buyer with respect to all of the Retained Obligations.

         SECTION 4. ALLOCATION OF PURCHASE PRICE: Schedule 4.0 sets forth the final allocation of the Purchase Price among the Purchased Assets.. The parties hereto will adhere to such allocation for all purposes, including federal and state income tax purposes. Seller and Buyer agree to cooperate in preparing and filing IRS Form 8594 reflecting that allocation.

         SECTION 5. MUTUAL CONDITIONS PRECEDENT TO CLOSING: The obligation of the parties to enter into and complete the Closing and to consummate the transfer of the Purchased Assets is subject, at the option of the parties in accordance with the provisions of Section 12 with respect to the termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by mutual agreement of Seller and Buyer:

         (a) Delivery of the Release Agreement in the form attached hereto as Exhibit A of all claims related to or arising from the "Transactions" as defined in Exhibit A between Seller and Buyer, subject only to those certain exceptions set forth in Exhibit A;

         (b) Execution and delivery of an Assignment and Assumption Agreement substantially in the form of Exhibit B for each of the Assigned Properties listed on Schedule 2.1(b);

         (c) Delivery of the written consent of all Lease Lessors whose consent is required to the assignment by Seller to Buyer of an Assigned Lease, together with executed "Lessor's Certificates" substantially in the form attached hereto as Exhibit E or other form acceptable to Buyer;

         (d) Execution and delivery of an Termination of Franchise Agreement substantially in the form of Exhibit F attached hereto terminating the Franchise Agreements as of the Effective Time.

         (e) Delivery of written consent to the assignment of any Personal Property Leases or Service Contracts requiring such consent, except those which are terminable on not more than thirty (30) days notice;

         (f) Execution and delivery of an instrument acceptable to Buyer terminating any employment agreement, management agreement or consulting agreement relating to the Restaurant Business or any Restaurant Employee, if any, between Seller and any shareholder, director, executive or other employee of Seller or between Seller and an Affiliate;

         (g) Delivery of written consent of all mortgagees, trustees or secured parties whose consent is required for the assignment the Assigned Leases or the transfer of any other of the Purchased Assets;

         (h) Delivery of subordination, non-disturbance and attornment agreements acceptable to Buyer in its reasonable discretion for each Assigned Property the Lease for which is inferior to any mortgage, deed of trust or other security interest or lien;

         (i) Delivery of a Payoff Statement obligating delivery of a Satisfaction and Release of Mortgage (all in form and substance reasonably satisfactory to Buyer) executed by the mortgagee or trustee, if any, of any of the Purchased Assets;

         (j) Delivery of fully-executed UCC-3 financing statements or equivalent instrument and all other releases, instruments and documents (all in form and substance reasonably satisfactory to Buyer) necessary to effectuate the release of any Lien on any Purchased Assets;

         (k) Expiration or early termination of the waiting period under HSR;

         (l) No court of competent jurisdiction has enjoined the performance of either party's obligations under this Agreement or any of the Related Documents or the consummation of the Contemplated Transactions or any one of them; and,

         (m) Agreement by the parties upon the allocation of the Purchase Price.

         SECTION 6. CLOSING:

         6.1 CLOSING: The closing of the transactions contemplated herein and the transfer of the Assets shall occur on October 31, 1996 or as soon thereafter as possible (the "Closing Date"), at such time and place as the parties may agree in writing (the "Closing").

         6.2 SELLER'S DELIVERIES:

         (a) At the Closing, Seller will, in addition to those deliveries required under Section 5, deliver to Buyer:

                  (i) Special Warranty Deeds or other deeds meeting the requirements of applicable Law and approved by the Title Insurance Company conveying each of the Fee Properties;

                  (ii) an instrument in substantially the form attached hereto as Exhibit B assigning to Buyer all of Seller's respective right, title and interest in and to each of the Leases;

                  (iii) a bill of sale in substantially the form attached hereto as Exhibit C conveying in the aggregate all other property included in the Purchased Assets;

                  (iv) an assignment substantially in the form of Exhibit D attached hereto transferring the Personal Property Leases and Service Contracts; and

                  (v) all such other instruments and documents as reasonably shall be requested by Buyer to vest in Buyer good and merchantable title in and to the Purchased Assets subject to the Permitted Encumbrances and to complete the Contemplated Transaction.

         (b) All instruments and other documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner that is reasonably satisfactory to Buyer.

         6.3  BUYER'S DELIVERIES AT CLOSING:

         (a)  Buyer shall at Closing deliver the following:

                  (i) the Cash Consideration;

                  (ii) an Assumption Agreement in substantially the form attached hereto as Exhibit B whereby Buyer assumes the Leases;

                  (iii) an Assumption Agreement in substantially the form attached as Exhibit D whereby Buyer assumes the Personal Property Leases and Service Contracts; and

                  (iv) all such other instruments and documents as are reasonably necessary to complete the Contemplated Transaction.

         (b) All instruments and other documents shall be in form and substance, and shall be executed in a manner that is reasonably satisfactory to Seller.

         6.4 SETTLEMENT STATEMENT AND APPORTIONMENT: At Closing, Seller and Buyer shall execute a Settlement Statement reflecting all adjustments to the Cash Consideration contemplated by this Agreement to be made at Closing and in addition the following items shall be paid or apportioned as follows:

         (a) Apportionment of Lease Rents. All Lease Rents under each Assigned Lease for the current month shall be apportioned as of the Effective Time between Seller and Buyer and shall be paid by the Lessee of record on the date due. With respect to rents based on the sales of the Restaurant ("Percentage Rent") no adjustment will be made at Closing. The Percentage Rent payment will be paid when due by the Lessee of record on the due date and the Percentage Rent will be allocated based on actual sales prior to the Effective Time in the case of Seller and actual sales after the Effective Time in the case of Buyer.

         (b) Apportionment of Taxes: All real property taxes, personal property taxes, improvement assessments and similar obligations imposed by a Governmental Body based on the assessed value of the property ("Property Taxes") with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer using the most recent tax bill so that Seller will be charged for all taxes up to but not including the Effective Time. Seller's pro rata share of Property Taxes shall be deducted from or added to the Purchase Price as appropriate and Buyer shall pay or cause to be paid all Property Taxes due on or after the Closing Date.

         (c) Inventory. For purposes of the Closing, the Inventory in the Restaurants will be assumed to be $7,500.00 per Restaurant. A physical count of the Inventory shall be taken by representatives of Seller and Buyer at the close of business on the Closing Date, as of the Effective Time, valued at Seller's cost and a post-closing adjustment will be made pursuant to Section 6.4(h)

         (d) Utility Charges. Unpaid utility charges for periods prior to the Effective Time shall be paid by Seller. Buyer shall pay all charges for utilities from and after the Effective Time. Each party shall pay utility bills as received and an adjustment will be made pursuant to Section 6.4(h) for payments made by one party for the benefit of the other.

         (e) Reductions and Adjustments: All cash adjustments, if any, required by or agreed to under Sections 9.3(f), 9.9, 9.10, 9.11 or 9.19 shall be made as contemplated by those Sections.

         (f) Vacation Pay: For those Restaurant Employees employed by Buyer, Buyer shall reimburse Seller for one-half of the vacation pay including all employer taxes and benefits, if any, actually paid to those Restaurant Employees representing vested but unused vacation time for 1996. The reimbursement pursuant to this provision shall be made as a post closing adjustment pursuant to Section 6.4(h).

         (g) Reimbursement for Office Equipment, Cash Banks, Security Deposits and Prepaid Items. At Closing, Buyer will pay Seller in addition to the Purchase Price an amount equal to Seller's net book value for the Office Equipment as of the end of the month preceding the Closing Date, reimburse Seller for the amount of the Cash Bank listed on Schedule 6.4(g) and reimburse Seller for any security deposits which are transferred to Buyer, and for any prepayments of fees or taxes with respect to any of the Transferable Permits.

         (h) Adjustments Subsequent to Closing: Seller and Buyer will periodically exchange information regarding bills and other liabilities received and paid following the Closing Date. Not later than sixty (60) days following the Effective Time, Buyer will furnish to Seller a reconciliation of the Inventory valued at Seller's cost and a proration of any other liabilities ("Buyer's Statement") which are to be apportioned under this Agreement. Seller shall notify Buyer within fifteen (15) days following Seller's receipt of the reconciliation if Seller has additions to or disagrees with Buyer's Statement. If Seller accepts, or fails to notify Buyer of any objection to, Buyer's Statement, then Buyer or Seller, as the case may be, will pay the amount shown as due within five (5) days after the expiration of the fifteen (15) day period. Buyer shall promptly make available to Seller at Seller's request copies of Buyer's or Buyer's accountants work papers prepared in connection with Buyer's Statement. If Seller objects and Seller's objections cannot be resolved by good faith negotiation within ten (10) business days after the expiration of the fifteen (15) day period, then either party may submit the disputed items to an independent public accounting firm reasonably acceptable to Seller and Buyer, whose decision shall be final and binding on both parties. In the event of such a submission, each party shall prepare and deliver to the accounting firm a statement, individually as to each item in dispute, of the amount it believes to be due to or from the other party, as the case may be. The award of the accounting firm as to a particular item shall be not less than the lowest amount so stated or higher than the highest amount so stated, and the accounting firm, subject to the foregoing limitation, shall be empowered only to direct the payment of money or to find that no payment is due. The fees and expenses of the accounting firm shall be apportioned among the items in dispute, and the portion of such fees and expenses allocated to each item shall be paid by the party whose amount was furthest from the amount determined as correct by the accounting firm. The foregoing prorations and adjustments shall not operate to relieve Seller or Buyer of their obligations to pay their rightful share of any Lease Rents (including Percentage Rents), Property Taxes, assessments, fees, charges or similar expenses, utility or other similar charges that are properly payable by Seller or Buyer, as the case may be, in the event that certain of such charges are not susceptible to definitive apportionment on the Closing Date or the date of Buyer's Statement, except as otherwise provided in this Agreement. The parties agree to make payments to each other on a timely basis with respect to adjustments not susceptible to definitive apportionment on the Closing Date or the date of Buyer's Statement, when the correct amount of any amounts to be adjusted or apportioned pursuant to this Section 6.4 are finally determined. Any disputes with respect to any adjustments or apportionments to be made at a later time as contemplated by the preceding sentence shall be settled by following the same procedures described above with respect to the Buyer's Statement.

         SECTION 7. REPRESENTATIONS AND WARRANTIES OF SELLER: Seller and Volunteer Capital Corporation, hereby represent, warrant and covenant to Buyer on and as of the date hereof, unless stated to the contrary below, and on and as of the Effective Time as follows:

         7.1 ORGANIZATION AND GOOD STANDING OF SELLER: Seller is a corporation duly organized and in good standing under the Laws of the State of Tennessee. Seller has the power to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated, and such business is now conducted.

         7.2 AUTHORITY TO ENTER INTO AGREEMENT: Seller shall have at Closing all the consents, approvals and authorizations necessary to enter into and perform this Agreement and the Contemplated Transactions. All necessary corporate consents and actions by Seller (including any necessary consents or actions of the directors or shareholders of Seller or an Affiliate) have been obtained. This Agreement has been duly executed and delivered by Seller and is its valid and binding obligation enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time relating to the rights and remedies of creditors. Each Related Document executed and delivered by Seller at Closing shall have been duly executed and delivered by Seller and shall be the valid and binding obligation of Seller enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time relating to the rights and remedies of creditors.

         7.3 NO DEFAULT: Neither the execution and delivery of this Agreement, nor the execution and delivery of any Related Document at Closing, by Seller and, nor the consummation of the Contemplated Transactions at Closing shall conflict with or result in a breach of or constitute or result in a default under (a) any of the terms, conditions or provisions of Seller's Articles of Incorporation or By-laws, and (b) any judgment, order, injunction, ruling or decree of any court or governmental authority by which the Seller is bound, or any regulation or ruling of any Governmental Body.

         7.4 TITLE AND CONDITION OF PURCHASED ASSETS:

         A. Title: To its Knowledge, Seller on the date of this Agreement has good and marketable title to all of the Purchased Assets, except for (i) liens and encumbrances of record, (ii) the Assumed Obligations and (iii) other matters disclosed by Seller on Schedule 7.4. On the Closing Date, Seller shall have good and marketable title to all of the Purchased Assets (other than the Restaurants excluded therefrom pursuant to Sections 9.10 and 9.11) except for the Permitted Encumbrances as defined in Section 9.10. For purposes of this
Section 7.4, Seller warrants its title to the Fee Properties only against claims by persons claiming by, through or under Seller and not otherwise.

         B. Leases: The Leases delivered to Buyer are true and complete. Seller has not received a notice of default or termination under the Leases or of default or foreclosure under a mortgage or other Lien encumbering the Leases or the leased premises. To Seller's Knowledge, no events have occurred which, with the passage of time, would result in issuance of such a notice under any of the Leases. Except as furnished to Buyer with the Lease and as required or permitted by this Agreement, there have been no waivers, amendments, modifications, alterations to or assignment of the Leases, and the Seller has not executed, or been requested to execute, any subordination or attornment agreements. The term and monthly rental for the office leases are as follows:
Greenville, SC $1,410.00 per month expiring August 31, 1997 and Columbia, SC $1,500.00 expiring April 30, 1997. Seller has paid all lease payments, invoices and other amounts owed under all Personal Property Leases and Service Contracts and has not received a notice of non-payment, default or termination under the Personal Property Leases or Service Contracts. To the Seller's Knowledge, no events have occurred which, with the passage of time, would result in issuance of such a notice under any of them. The copies of the Personal Property Leases and Service Contracts delivered to Buyer are true and complete.

         C. Condition of the Purchased Assets: Seller has no Knowledge of any actual or alleged violation of any Real Property Law or any material defect, as defined herein, in any Restaurant building or other improvements included among the Purchased Assets. The Equipment is free of material defects as defined herein and in reasonably good operating condition and repair considering its age and use. The Restaurant Business and the Equipment comply in all material respects with the procedures, standards and specifications for food safety and food handling established by Buyer for the Wendy's restaurant system. For purposes of this provision, material defect shall mean a defect or condition which renders the particular asset unusable or unsuitable for its intended purpose or which creates a material risk of personal injury or damage to property, which violates any applicable Law, which results in the asset being unable to maintain food at the temperatures or in the condition specified in the Operations Manual. Seller shall not be in breach of this representation and warranty if the Material Defect or non conforming Equipment is repaired or replaced.

         7.5 TAX RETURNS AND TAX REPORTS: All copies of federal, state and local Tax returns and Tax reports furnished by VCE, or by Volunteer Capital Corporation with respect any of the Purchased Assets which it owns, prior to or at Closing are true and complete copies. All Tax returns and Tax reports required to be filed by VCE, or by Volunteer Capital Corporation with respect any of the Purchased Assets which it owns, have been or will be timely filed (or timely extension requests have been or will be filed) with the appropriate Governmental Body in all jurisdictions in which such returns and reports are required to be filed. All Taxes (including interest and penalties) due and payable by VCE, or by Volunteer Capital Corporation with respect any of the Purchased Assets which it owns, as of the date hereof have been fully paid. Except as disclosed on Schedule 7.5, no notices of audit, delinquency or deficiency, levy, lien or foreclosure relating to any of the Purchased Assets have been received from any Government Body.

         7.6 NO LIABILITIES: At Closing, VCE or Volunteer Capital Corporation with respect any of the Purchased Assets which it owns shall have no liabilities or obligations of any nature, whether direct or indirect, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which will not be either paid, adequately insured against or provision for payment made, or specifically assumed or waived by Buyer at or prior to Closing.

         7.7 ACTIONS AND ORDERS: Except as disclosed on Schedule 7.7, there are no Actions pending or, to the Knowledge of the Seller, threatened against, by or affecting the Purchased Assets or the Restaurant Business in any court or before any arbitrator or Governmental Body, which are not adequately covered by insurance or as to which an insurer has reserved any right to deny coverage.

         Except, as disclosed on Schedule 7.7, to Seller's Knowledge, Seller is not in violation of any applicable Law in any material respect or Order entered by any Governmental Body relating to the operation or conduct of the Restaurant Business or ownership of the Purchased Assets, nor has the Seller been charged with, or is Seller under investigation with respect to any charge concerning any such violation. Seller has not received any notice from any Governmental Body of any permanent or temporary taking by condemnation or eminent domain or any other taking of any of the Purchased Assets under applicable Law, and to Seller's Knowledge, its has received no correspondence or inquiries regarding any contemplated taking and there are no plans, investigations or studies pending for any such taking.

         There are no judgments unsatisfied against the Seller and there are no continuing consent decrees to which the Seller is subject. The Seller is not involved in or threatened with any labor dispute as of the date hereof.

         7.8 HAZARDOUS SUBSTANCES: Except as set forth on Schedule 7.8, (i) Seller has not used the premises of any Restaurant for the storage, treatment, generation, production or disposal of or released or permitted the release of any Hazardous Substance in violation of any Safety or Environmental Law nor does Seller have Knowledge of such use or release by others; (ii) Seller has no Knowledge of the release of any Hazardous Substance on the premises of any Restaurant or nearby the premises of any Restaurant ; (iii) to Seller's Knowledge, no event has occurred with respect to the Premises which would constitute a violation of any applicable Safety and Environmental Law; (iv) Seller has not received any notice from any Governmental Body concerning the removal of any Hazardous Substance from the Premises; (v) Seller has disclosed to Buyer the location of all underground storage tanks on the premises of any Restaurant (if any) of which it has Knowledge, and (vi) Seller has not permitted any third party to conduct tests or install monitoring devices on the premises of any Restaurant for the purpose of determining the presence of any Hazardous Substance.

         7.9 LICENSES AND PERMITS: To Seller's Knowledge, Seller holds all necessary Permits required for the Seller to engage in its business as currently conducted. Seller has obtained all required certificates of occupancy or similar right to occupy the property relating to the Restaurants.

         7.10 APPROVALS OF GOVERNMENTAL AUTHORITIES: No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, other than requirements of any applicable state corporation or partnership Laws, federal or state securities or "blue sky" Laws.

         7.11 UNION AGREEMENTS AND EMPLOYEE RELATIONS: The Seller is not a party to any union or collective bargaining agreements, nor to the Seller's Knowledge is there any pending or potential attempt to unionize any of the employees of the Seller. The Seller has not, during the last three (3) years, been the subject of a union election. To Seller's Knowledge, the Seller has no reason to believe that its continuing relations with its employees will vary in any way which would have a material adverse effect on the business or operations of the Seller.

         7.12 INVENTORY: All Inventory owned by the Seller and used in the operation of the Restaurants is, and at the Effective Time will be, of a quality and quantity substantially usable or salable consistent with Wendy's current standards and specifications on the date of this Agreement.

         7.13 EMPLOYEE BENEFIT PLANS AND COMPENSATION: Except as listed on
Schedule 7.13 attached hereto, Seller does not maintain any pension, profit sharing, bonus, deferred compensation, or other retirement plans or arrangements, whether oral or written, which constitute an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any medical, health, disability, insurance or other plan or arrangement, whether oral or written, which constitutes an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. Seller has complied in all material respects with all the continuation health care requirements of the Internal Revenue Code of 1986 and ERISA, as amended, known to Seller, as such requirements have applied to any group health care plan maintained by or for applied to any group health care plan maintained by or for Seller. All wages, bonuses, vacation pay, sick pay and other compensation owing to Restaurant Employees as of the Effective Time shall be paid by Seller in accordance with applicable Law and Seller's policies and procedures, and all contributions to employee pension benefit plans and employee welfare benefit plans for all periods prior to the Effective Time will be paid by Seller as required by Law. There are no written agreements with Restaurant Employees and, to Seller's Knowledge, no authorized verbal agreements with Restaurant Employees regarding compensation, bonuses, relocation or other expense reimbursement or other aspects of employment that will be binding on Buyer after the Effective Time.

         7.14 MISSTATEMENT OR OMISSION: To Seller's Knowledge, no representation or warranty by Seller in this Agreement and no exhibit, schedule, certificate or other instrument prepared by or on behalf of Seller in connection with the Contemplated Transactions contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary to make the statements contained herein or therein not misleading.

         7.15 FINANCIAL STATEMENTS: VCE has delivered to Buyer copies of its unaudited financial statements for 1995. Those Financial Statements were prepared consistently with previous practice and fairly reflect the financial condition, except as set forth on Schedule 7.15, of VCE as of December 31, 1995. VCE shall furnish to Buyer its unaudited balance sheet as of June 30, 1996 and its unaudited income statement for the periods ending June 30, 1996 which financial statements shall fairly reflect the financial condition, except as set forth on Schedule 7.15, of VCE as and at such dates, subject to normal year end audit adjustments, and which shall be prepared consistent with prior practices.

         7.16 FEES AND COMMISSIONS: Seller has not employed, agreed to pay or become liable to pay any consultant, broker, finder, originator, and/or agent in connection with this Agreement, the Related Documents and the Contemplated Transactions, but if Seller has, Seller shall be solely liable for any sums due such consultant, broker, finder, originator and/or agent.

         SECTION 8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER: Buyer hereby represents, warrants and covenants to Seller on and as of the date hereof, unless stated to the contrary below, and on and as of the Closing Date as follows:

         8.1 ORGANIZATION AND STANDING OF BUYER: Wendy's International, Inc. and Wendy's Old Fashioned Hamburgers of New York, Inc. are corporations incorporated and in good standing under the Laws of the State of Ohio. Each has the power to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated, and such business is now conducted.

         8.2 FEES AND COMMISSIONS: Buyer has not employed, agreed to pay or become liable to pay any consultant's, broker's, finder's, originator's and/or agent's fee or commission by reason of services alleged to have been rendered for or at the instance of Buyer in connection with this Agreement, the Related Documents and the Contemplated Transactions, but if Buyer has, Buyer shall be solely liable for any sums due to such consultant, broker, finder, originator and/or agent.

         8.3 AUTHORITY TO ENTER INTO AGREEMENTS: Buyer has full power and authority to enter into this Agreement and to perform this Agreement and the Contemplated Transactions. All corporate and other proceedings required to be taken by or on the part of the Buyer to authorize Buyer to execute, deliver, and carry out this Agreement and each of the Related Documents and to authorize Buyer to complete the acceptance of the assignments, transfers, conveyances, and delivery of the Purchased Assets to Buyer have been duly and properly taken or will have been duly and properly taken prior to Closing. This Agreement has been duly executed by Buyer and is the valid and binding obligation of Buyer enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time relating to the rights and remedies of creditors. Each Related Document to be executed and delivered at Closing will have been duly executed by Buyer and will be the valid and binding obligation of Buyer enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time relating to the rights and remedies of creditors. Neither the execution and delivery of this Agreement and each Related Document by Buyer, nor compliance with their respective terms, will result in the breach or violation of Buyer's Articles of Incorporation or Regulations or any agreement, indenture, order or decree to which it is a party or may otherwise be bound.

         SECTION 9. COVENANTS AND AGREEMENTS:

         9.1 ACCESS AND INFORMATION: From the date hereof until the Closing Date, upon reasonable notice to Seller from Buyer, Seller shall permit Buyer and its employees, agents, counsel, accountants, engineers, consultants and other representatives at their sole cost, risk and expense reasonable access during hours mutually acceptable to Seller and Buyer to all of the Purchased Assets, Restaurants, books, contracts and records of Seller related to the Purchased Assets, and during such period, Seller shall furnish Buyer with all such statements (financial and otherwise), records and documents, or copies thereof at Buyer's expense, and all such other reasonable information concerning the Purchased Assets or the operations of the Restaurants as Buyer shall, from time to time, reasonably request. Buyer agrees to hold harmless and indemnify Seller from and against any loss, liability, damage or expense caused by the intentional or negligent acts or omissions of Buyer or its employees, agents, counsel, accountants, engineers, consultants or other representatives while on Seller's property.

         9.2 DOCUMENTS: As promptly as possible after execution and delivery of this Agreement but in any event not later than thirty (30) days following the date of this Agreement, Seller, as requested by Buyer, shall deliver or otherwise make available to Buyer true, correct and complete copies of the following agreements and other documents to the extent available relating to Seller or to which Seller or an Affiliate is a party or may otherwise be bound (none of which agreements and documents, except for the Leases and those obligations described in Section 3.2, are being assigned to and assumed by the Buyer or otherwise impose any obligations or liabilities upon the Buyer):

         (a) Complete copies of all Leases including all amendments and addenda; all Title Insurance Policies or Commitments relating to both the Fee Properties and Leases; surveys, site plans and drawings relating to the Restaurants, and all engineering reports, soil test results, environmental consultants' reports, and inspection reports relating to any of the Restaurants.

         (b) All Personal Property Leases and Service Contracts;

         (c) All employment contracts, consulting agreements, summary plan descriptions, and all other agreements relating to the compensation (including without limitation, fringe benefits) of any Restaurant Employees;

         (d) A schedule (the "Employee Schedule") of (i) each and every employee who was employed at any Restaurant as of the payment of the last payroll for the month prior to the Closing Date and their rate of pay; (ii) the date each such employee commenced employment with Seller; and (iii) the number of hours each such employee worked for the current year. Seller shall update this Employee Schedule to reflect the required information as of the Closing Date within thirty (30) days following the Effective Time. After the Effective Time, Seller shall provide Buyer and its employees, consultants, counsel and other representatives with reasonable access for a period of three (3) years following the Effective Time during normal business hours to payroll records for the Restaurant Employees;

         (e) Access to all Tax returns and reports filed by VCE Restaurants, Inc. within the past two (2) years with any Governmental Body and access to all Tax returns and reports for the same period filed by Volunteer Capital Corporation with respect to any of the Purchased Assets;

         (f) Copies of all 1996, or 1995, if current year not available, statements or bills for Taxes which relate to the Restaurants or the Purchased Assets;

         (g) Copies of all current insurance policies or certificates of insurance relating to the Restaurants or the Purchased Assets and copies of all retrospective premium adjustments received from an insurer during the preceding 12 months;

         (h) Copies of all actions, inspection reports, notices or communications received during the preceding 12 months from a Governmental Body or insurance company and which relate to the Restaurants, the Purchased Assets or the Restaurant Employees;

         (i) Copies of all loss reports, claims, notices of injury, applications for disability benefits and other notices or claims for personal injury or property damage relating to the Restaurants received by Seller or Seller's insurer during the preceding two (2) years and copies of all loss or claim reports received by Seller or its agents from its insurer or claims administrator during the preceding two (2) years; and

         (j) Copies of all Actions, complaints, petitions, summons, judgments, default judgments, attachments, subpoenas, subpoenas duces tecum and all other notices or communications received during the preceding two (2) years and copies of all active garnishments relating to the Restaurants or the Purchased Assets.

         9.3 CONDUCT OF BUSINESS: From the date hereof through the Closing Date, the Seller (a) shall operate the Restaurant Business in the ordinary course and in substantially the same manner as previously conducted by it, and shall maintain to the extent possible under the circumstances, Seller's business organization intact, retain the Restaurant Employees and preserve the confidence of the Seller's suppliers, distributors, dealers, representatives and customers, (b) shall pay when due in accordance with current practices all liabilities which arise in the ordinary course of business including without limitation all payments due under the Franchise Agreements and all WNAP payments; (c) shall maintain the Purchased Assets in their current state of repair excluding ordinary wear and tear; (d) shall replace in accordance with past practice worn-out, obsolete or destroyed Purchased Assets; (e) shall conduct its business in such a manner so that the representations and warranties of Seller contained in Section 7 or any other provision of this Agreement shall continue to be true and correct on and as of the Effective Time as if made on and as of the Effective Time. The Seller shall give the Buyer notice of any event, condition or circumstance occurring from the date hereof through the Closing Date of which Seller becomes aware that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of Seller contained in this Agreement. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller shall not, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed:

         (a) (i) Enter into any contract of employment with any Restaurant Employee or (ii) grant any increase in the rates of pay, salaries, or other compensation of any Restaurant Employees or any increase in the other benefits to which such Restaurant Employees are presently entitled, other than scheduled increases for Restaurant management employees consistent with Seller's compensation policies, regular wage increases for Restaurant

Employees paid on an hourly basis made in the ordinary course of business, as required by Law and/or consistent with prior practice; or (iii) defer any portion of the compensation of any Restaurant Employee beyond the date such compensation would have been paid in the ordinary course of business and consistent with prior practice;

         (b) Fail to give Buyer notice forty-eight (48) hours prior to entering into any contract or commitment for the acquisition of depreciable capital items in excess of $5,000.00 except for emergency replacement equipment and except as provided in Section 9.16. .;

         (c) Enter into any new or extend any Personal Property Lease or Service Contract, beyond the Closing Date;

         (d) Fail to maintain existing liability, casualty, property loss and other such insurance coverage upon the Purchased Assets and with respect to the conduct of the Restaurant Business, in such amounts, with such insurance carriers and to such extent and covering such risks as Seller had been carrying prior to the execution of this Agreement and as required under the Leases and Franchise Agreements;

         (e) Fail to maintain its books of account and records in the usual and regular manner in accordance with accounting principles applied on a consistent basis with prior years;

         (f) Fail to notify Buyer upon receipt of any notice of termination or material default, non-payment or similar notice, whether written or oral, relating to the Purchased Assets, Leases, Personal Property Leases, Service Contracts, Restaurants or Restaurant Business;

         (g) Engage in any material transaction which is not in the ordinary course of business or which is inconsistent with prior practices.

         9.4 SCHEDULES: Seller shall promptly prepare and deliver to Buyer not later than thirty (30) days from the date of this Agreement for Buyer's approval all Schedules required or necessary under this Agreement. Seller shall notify Buyer of any event, condition, circumstance or change occurring following preparation of any Schedule which requires amendment, deletion or addition to any Schedule so that each Schedule shall be true and correct as of the Effective Date. Seller shall promptly revise any Schedule for which revision is necessary pursuant to this provision and provide the revised Schedule to Buyer. Buyer shall notify Seller within twenty (20) days following receipt of any Schedule or any amendment, deletion or change to any Schedule if Buyer objects to the matters disclosed. Seller and Buyer shall use their best efforts to resolve any of Buyer's objections. If Seller and Buyer are unable to resolve any matter, then Buyer may terminate this Agreement or waive the objection and close the transaction.

         9.5 PAYMENT OF SELLER'S LIABILITIES. On or before Closing Date, except as specified to the contrary herein, Seller shall pay, or otherwise secure, to the reasonable satisfaction of Buyer, the discharge in full of (i) all Taxes accrued for years prior to 1996 and (ii) all Lease Rents which are due and payable for periods prior to the month in which the Closing occurs. Promptly following the Effective Time, Seller will pay in accordance with its policies and procedures all employee wages, fringe benefits, vacation pay, sick pay, any and all other compensation and any and all other employee expenses or other payroll-related obligations in respect of all periods prior to the Effective Time and all its liabilities and obligations of any kind whatsoever arising from or otherwise relating in any way to any of the Purchased Assets or the operation of the Restaurants in respect of all periods prior to the Effective Time, except in each case, (x) any Assumed Obligations,
(y) liabilities which are apportioned pursuant to Section 6.4 and (z) any contingent liability or obligation of Seller arising under or otherwise in respect of any Lease, Seller's operation of any Restaurant or any other act, event, conduct or circumstance occurring prior to the Effective Time, which contingent liability or obligation shall be promptly paid by Seller after such liability or obligation becomes due and payable.

         9.6 RELEASE AND TERMINATION OF LIENS: On or before the Closing Date, the Seller shall cause (i) the release and termination of all Liens of any Person on any of the Purchased Assets, except for the Assumed Obligations and the Permitted Encumbrances, and (ii) the execution and delivery to Buyer of all UCC-3 financing statements or the equivalent under the law of the state in which the Purchased Assets are located, and such other documentation, in form and substance satisfactory to Buyer.

         9.7 FEES AND EXPENSES: The parties hereto shall share equally any transfer taxes, documentary stamps, conveyance tax or other similar tax imposed by any Governmental Body on the conveyance of the Fee Properties. Seller shall pay all sales taxes, recording fees, filing fees and similar taxes and charges applicable to the transfer of the other Purchased Assets and the recording of the Deeds and Assignment and Assumption of Lease Agreements. Otherwise the parties will bear their respective expenses incurred in connection with the preparation, execution and performance with this Agreement, the Related Documents and the Contemplated Transactions, including without limitation, all fees and expenses of the parties' respective agents, representatives, counsel and accountants.

         9.8 REASONABLE EFFORTS: Seller and Buyer shall each use their reasonable efforts to assure the prompt consummation of the Contemplated Transaction including the timely completion and submission of all Permits.

        9.9 INSPECTION OF RESTAURANTS AND REPAIRS: Buyer has completed its inspection of the physical condition of the Restaurants and the Equipment. Buyer has provided the results of the inspections to Seller for its review. Seller has agreed to allow Buyer a credit against the Purchase Price in the amount of $198,000.00 as partial compensation to Buyer for its estimated cost of repairing the Restaurants and the Equipment. Buyer acknowledges and agrees that in consideration of the credit described in this Section 9.9, Buyer will not claim that Seller has breached the representations and warranties set forth in Section 7.4(C) except for latent material defects (as defined in Section 7.4 of which Seller had Knowledge and did not disclose to Buyer. Seller and Buyer hereby agree that the Cash Consideration will be adjusted at Closing to reflect the credit of $198,000.00.

         9.10 TITLE INSURANCE. . Seller agrees to provide all title information in Seller's possession relating to the Premises. Buyer shall promptly order at Seller's expense a title insurance commitment or preliminary title report issued by Lawyer's Title Insurance Company in which the Title Insurance Company commits that upon delivery and recordation of the Deeds, Assignment and Assumption of Lease Agreements and other documents provided for in this Agreement and receipt of the surveys to be obtained pursuant to Section 9.11, it will issue, at its usual rate, an ALTA (1992 form) owner's and leasehold policies with extended coverage or comparable form (the "Policy"), provided, however, that in some states the Policy may include an exception for the calculation of acreage. Without limiting the foregoing or being limited thereby, the standard exceptions for parties in possession, mechanics' and materialmen's liens and matters which would be disclosed by an accurate shall be eliminated from said Policy. If Buyer's title insurance commitment or report or any survey Buyer obtains pursuant to Section 9.11 shows any exceptions to title other than (i) Property Taxes not yet due and payable; (ii) easements, agreements, restrictions, covenants or conditions which will not preclude or materially interfere with the continued use of the applicable property as a Restaurant or the continued use of any other Purchased Assets in the operation of the Restaurant Business; (iii) the Assumed Obligations, (iv) Liens which will be released and discharged at or prior to the Closing; and/or (v) other exceptions approved in writing by Buyer (collectively, the "Permitted Encumbrances, Buyer will promptly notify Seller of Buyer's objections to title and Buyer shall within thirty (30) days following receipt of the final title commitments, copies of all documents and records referred to in the commitment or report and the completed survey and surveyor's report referenced in Section
9.11 notify Seller as to all Buyer's objections to title. Seller and Buyer will attempt in good faith to resolve Buyer's objections to title. If after using their good faith efforts, Seller and Buyer are unable to resolve Buyer's objections, then Buyer may in its discretion elect to terminate this Agreement with respect to the Restaurant or Restaurants to which Buyer's objections relate and the Purchase Price will be reduced by the total amount allocated to the Restaurant or Restaurants on Schedule 4.0, or to waive its objections and consummate the transaction. Seller shall pay the premiums for Buyer's title insurance.

         9.11 SURVEY. Buyer shall promptly obtain at its expense a certified survey, bearing a legal description, made by a licensed surveyor, showing the area, dimensions and location of the Premises to the nearest monuments, streets, alleys or property, the location of all improvements and encroachments, the location of all proposed and recorded easements against or appurtenant to the Premises and a surveyor's report satisfactory to the Title Insurance Company. If a completed survey for a Restaurant discloses a condition which would materially interfere with or restrict Buyer's use of the premises or which materially adversely affects the value of the premises to Buyer, Buyer will notify Seller as to all such conditions. Seller and Buyer will attempt in good faith to remedy such conditions. If after using their best efforts, Seller and Buyer are unable to remedy the conditions, then Buyer may in its discretion elect to terminate this Agreement with respect to the Restaurant or Restaurants to which Buyer's objections relate and the Purchase Price will be reduced by the total amount allocated to the Restaurant or Restaurants on Schedule 4.0, or to waive its objections and consummate the transaction.

         9.12. ENVIRONMENTAL AUDIT AND TESTING. Buyer shall obtain at its expense a Phase I Environmental Audit of the premises of each Restaurant performed by an Environmental Consulting firm (the "Consultant") selected by Buyer . If the Consultant recommends further investigation and/or subsurface testing due to the possible presence of Hazardous Substances, then Buyer may at its expense have the additional investigation and/or subsurface testing completed. Seller agrees to cooperate with Buyer in conducting the Phase I Environmental Audit and any further investigation and subsurface testing, including without limitation permitting the Consultant or its subcontractors access to the premises of each Restaurant for purposes of conducting such tests. Buyer will provide Seller copies of all reports and analysis received from the Consultant. If, prior to closing, Consultant renders an opinion that the premises of any Restaurant is probably contaminated by Hazardous Substances in excess of standards established by a Governmental Body under applicable Law, then Seller shall comply with the requirements of applicable Law with regard to notifying any Governmental Body regarding the probable contamination identified by the Consultant in such opinion and if required to do so by a

Governmental Body as a result of such reporting by Seller shall remediate the contamination. If a Governmental Body requires Seller to remediate any Hazardous Substances identified by consultant in such report and if no third party has assumed responsibility for the remediation, then Buyer agrees that it will pay the first $300,000.00 of the cost of such remediation. Subject to
Section 9.13, Seller will pay all costs in excess of $300,000.00 and will reimburse Buyer for Buyer's contribution from any amounts recovered from a responsible third party or reimbursed by a Governmental Body. If more than one Restaurant is subject to remediation and the total cost of all remediation is estimated to exceed $300,000.00, then Buyer may in its discretion allocate the $300,000.00 among the affected Restaurants. Provided that if Buyer allocates any funds to a particular Restaurant and if funds are available, Buyer will fully fund the cost of remediation. Under no circumstances will Buyer's obligation under this Section 9.12 exceed $300,000.00.

         9.13 SELLER'S OPTION TO EXCLUDE RESTAURANTS. If Seller's estimated cost of required remediation for a particular Restaurant under Section 9.12, after taking into account Buyer's contribution with respect to that individual Restaurant, will exceed the greater of $200,000.00 or twenty percent (20%) of the amount allocated to the Restaurant on Schedule 4.0, Seller may in its discretion terminate this Agreement with respect to that Restaurant and the Purchase Price will be reduced by the total amount allocated to the affected Restaurant on Schedule 4.0. Seller may exclude up to five (5) Restaurants under this Section 9.13. If Seller proposes to exclude more than five Restaurants, then Buyer may in its discretion terminate this Agreement.

         9.14 RESTAURANT EMPLOYEES. It is the Buyer's intention, but Buyer shall have no obligation, to offer employment as of the Effective Time to the Restaurant Employees, all such offers of employment to be pursuant to Buyer's standard employment practices and policies, but this expression of intent shall not be deemed to create any written contractual right of employment on the part of any such Restaurant Employee. All wages, salaries and benefits owed by Seller to the Restaurant Employees at the Effective Time shall be paid by Seller in compliance with the applicable Laws.

         9.15 LESSOR CONSENTS AND LESSOR CERTIFICATES. Seller will use its reasonable efforts to deliver to Buyer at Closing the consent to the assignment of the lease for each Assigned Property and a Lessor's Certificate substantially in the form attached hereto as Exhibit E for each of the Assigned Properties. If Seller is unable to obtain execution of a Lessor's Certificate after using its reasonable efforts, Buyer agrees to accept Seller certification as to the matters addressed in the Lessor's Certificate. Seller shall not be required to pay any sum to any Lessor or to agree to any amendment, modification or change in any lease or other agreement or relationship involving the Lessor in order to comply with this Section 5.12. If the consent of the Lessor under a Lease is required for the assignment to Buyer and if Seller is unable to obtain consent, then Buyer may in its discretion terminate this Agreement with respect to the affected Restaurant(s) and the Purchase Price will be reduced by the total amount allocated to the affected Restaurant on Schedule 4.0.

         9.16 CAPITAL IMPROVEMENTS TO RESTAURANTS. Seller has made the capita improvements to the Restaurants as listed on Schedule 9.16.

         9.17 EXCLUDED RESTAURANTS. Buyer is not purchasing the assets related to the Restaurants listed on Schedule 9.17 (the "Excluded Restaurants"). Seller agrees to close and to deidentify the Restaurants at 301 Eighth Avenue N., Myrtle Beach, SC and 7046 N. Airline

Hwy., Baton Rouge, LA prior to Closing. Seller and Buyer agree that Seller will have a period of nine months beginning on the Closing Date to sell or transfer the remaining Excluded Restaurants as Wendy's restaurants. Seller acknowledges and agrees that Seller is familiar with Buyer's requirements, policies and procedures for the transfer of franchise rights including without limitation the Franchise Agreement and Wendy's Transactions Policy as amended. Seller acknowledges and agrees that any proposed transfer of the franchise rights will be subject to all of Buyer's requirements, policies and procedures. At the expiration of the nine month period, Seller will close and deidentify any Excluded Restaurants subject to and in accordance with the requirements of the Franchise Agreement. The Franchise Agreement for each Excluded Restaurant will terminate on the date on which the Excluded Restaurant closes or is transferred pursuant to this Section 9.17. If Seller excludes any other Restaurant from this Agreement as provided in this Agreement, Seller and Buyer agree to cooperate with regard to the disposition of those Restaurants.

         9.18 BULK SALES COMPLIANCE. Seller and Buyer hereby both waive compliance with any applicable bulk sales or similar laws excluding bulk sales requirements under applicable state tax laws. Seller agrees that it will pay all its creditors in due course following the Effective Time and will hold harmless and indemnify Buyer against any claims from creditors which would have been avoided by compliance with the bulk sales or similar laws. This indemnification is not subject to any of the limitations and restrictions set forth in Section 13.3 of this Agreement.

         9.19 CASUALTY LOSS: If, prior to the Effective Time, any of the Purchased Assets are damaged or destroyed by fire or other casualty and the cost of repair or replacement exceeds ten thousand dollars ($10,000) ("Casualty Defect"), Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage, or in the case of personal property or fixtures, replacing the Purchased Assets affected thereby with equivalent items no later than the Closing Date. If any Casualty Defects exist at Closing, Buyer shall purchase the Purchased Assets affected thereby, and Seller, at Buyer's election, shall either (i) reduce the cash portion of the Purchase Price by the aggregate estimated cost of repair or replacement of such Purchased Assets or
(ii) assign to Buyer all insurance proceeds and claims against other parties in respect of any such Casualty Defect.

         9.20 COMPLIANCE WITH HSR: Within thirty (30) days following the date of this Agreement, Seller and Buyer shall prepare and file their respective HSR notification forms in accordance with applicable Law. The parties shall furnish each other with a draft notification form at least two (2) business days prior to submission. Buyer shall pay the HSR filing fee.

         SECTION 10. CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE The obligation of Seller to enter into and complete the Closing and to consummate the transfer of the Purchased Assets and the Contemplated Transactions is subject, in addition to satisfaction of the Mutual Conditions Precedent to Closing set forth at Section 5 and the deliveries by Buyer under section 6.3(a), at the option of Seller acting in accordance with the provisions of Section 12 with respect to the termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

         10.1 REPRESENTATIONS AND COVENANTS: The representations and warranties of the Buyer contained in this Agreement shall be true as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and this Agreement shall not have been breached materially by the Buyer on or prior to the Closing Date. The Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied in all material respects prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, and signed by an authorized officer of the Buyer on its behalf to the foregoing effect.

         10.2 CERTIFIED RESOLUTION: Buyer shall have delivered to Seller a Certified Resolution of Buyer's and Wendy's Old Fashioned Hamburgers of New York, Inc.'s, Board of Directors or the Executive Committee of the Board of Directors approving this Agreement and the Contemplated Transactions and authorizing the officers of Buyer to execute and deliver this Agreement, the Related Documents and any other agreements, documents or instruments necessary or desirable to consummate the Contemplated Transactions and to take all other actions necessary or desirable to consummate the Contemplated Transactions in accordance with this Agreement.

         10.3 Fairness Opinion: Seller shall have received from its investment bankers, J.C. Bradford & Co., an opinion that the terms of the Contemplated Transactions are fair to Volunteer Capital Corporation and its shareholders from a financial point of view, which opinion is satisfactory in form and substance to Volunteer Capital Corporation and its counsel.

         SECTION 11. CONDITIONS TO BUYER'S OBLIGATION TO CLOSE: The obligation of the Buyer to enter into and complete the Closing and to consummate the transfer of the Purchased Assets and the other Contemplated Transactions is subject, in addition to satisfaction of the Mutual Conditions Precedent to Closing set forth at Section 5, at the option of the Buyer acting in accordance with the provisions of Section 12 with respect to the termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

         11.1 REPRESENTATIONS AND COVENANTS: The representations and warranties of Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and this Agreement shall not have been materially breached by Seller on or prior to the Closing Date. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by an authorized officer of Seller to the foregoing effect.

         11.2 CONSENTS: All consents, approvals and waivers from Lease Lessors, third parties, Governmental Bodies and other parties necessary to permit Seller to transfer the Purchased Assets to Buyer as contemplated hereby, or necessary to permit Buyer to conduct the Restaurant Business as presently conducted, shall have been obtained.

         11.3 CERTIFIED RESOLUTION: Seller shall have delivered to Buyer a Certified Resolution of Seller's Board of Directors approving this Agreement and the Contemplated Transactions and authorizing the officers of Seller to execute and deliver this Agreement, the Related Documents and any other agreements, documents or instruments necessary or desirable to consummate the Contemplated Transactions and to take all other actions necessary or desirable to consummate the Contemplated Transactions in accordance with this Agreement.

         11.4 TITLE TO PURCHASED ASSETS: Buyer has received a commitment for Buyer's Title Insurance Company to issue a policy or policies in accordance with Section 9.10 and Buyer is reasonably satisfied with the results of the inspections conducted in accordance with Section 9.1, the surveys obtained in accordance with Section 9.11 and the Environmental Audit and Testing conducted in accordance with Section 9.12.

         SECTION 12. TERMINATION: This Agreement may be terminated at any time prior to the consummation of the Contemplated Transactions on the Closing Date as follows:

         12.1 MUTUAL AGREEMENT: In accordance with the terms and conditions of this Agreement or by mutual written agreement of Seller and Buyer; or

         12.2 BY BUYER: By written notice of Buyer to Seller if (i) Closing has not occurred by December 27, 1996, or (ii) any condition to the obligations of Buyer set forth in Sections 5, 9 or 11 is not satisfied on or prior to the Closing Date and such condition is not waived by Buyer on or prior to the Closing Date, and (iii) the Buyer is not in material default of its obligations under this Agreement; or

         12.3 BY SELLER: By written notice of Seller to Buyer if (i) Closing has not occurred by December 27, 1996, or (ii) any condition to the obligations of Seller set forth in Section 5 or 11 is not satisfied on or prior to the Closing Date and such condition is not waived by Seller on or prior to the Closing Date, and (iii) the Seller is not in material default of its obligations under this Agreement; or

         12.4 MATERIAL ADVERSE CHANGE: At Buyer's election on forty-eight (48) hours written notice in the event of a material adverse change in the Restaurant Business or the value of the Purchased Assets for any reason not applicable to Wendy's Old Fashioned Hamburgers restaurants generally, including without limitation, Seller's filing of a petition under Chapter 7 or 11 of the Bankruptcy Code or similar Law.

         12.5 LIABILITIES OF THE PARTIES: In the event of the valid termination of this Agreement by any party hereto pursuant to this Section, the parties hereto shall have no liability under this Agreement of any nature whatsoever (other than pursuant to this Section 12.5) to the other parties hereto (including without limitation, any liability for damages or for the costs and expenses incurred in connection with the negotiation of this Agreement). However each party shall be entitled to any and all remedies available at Law or in equity or under this Agreement in the event of a default by the other party. In the event that a condition precedent to the obligations of a party hereto is not satisfied, nothing herein shall be deemed to require any such party to terminate this Agreement rather than to waive such condition precedent and proceed with the Closing.

         SECTION 13. INDEMNITIES:

         13.1 INDEMNITY BY SELLER: Seller and Volunteer Capital Corporation hereby agree, jointly and severally, to indemnify and hold harmless Buyer and its respective successors and assigns, from and against any and all liabilities, losses, damages, deficiencies, debts, claims, costs or expenses of any nature, including without limitation, reasonable attorney's fees (collectively, "Damages") suffered or incurred by Buyer by reason of (i) any misrepresentation or breach of any warranty or nonfulfillment of any covenant by Seller contained in this Agreement, or in any Related Document furnished or to be furnished by Seller to Buyer pursuant thereto; (ii) any Retained Obligation; or (iii) any and all claims for damages for personal injury, disability or death or property damage, whether known or unknown, contingent, unliquidated or disputed, which are based upon occurrences or accidents arising prior to the Effective Time.

         13.2 INDEMNITY BY BUYER: Wendy's International, Inc. shall indemnify and hold harmless Seller and their respective successors, assigns, heirs and legal representatives, from and against any and all Damages suffered or incurred by Seller by reason of(i) any misrepresentation or breach of any warranty or nonfulfillment of any covenant on the part of Buyer contained in this Agreement or in any Related Document furnished or to be furnished by Buyer to Seller pursuant hereto; (ii) any Assumed Obligation; or (iii) any and all claims for damages for personal injury, death, disability or property damage, contingent, unliquidated or disputed which are based upon occurrences or accidents arising after the Effective Time.

         13.3 LIMITATION OF LIABILITY AND PROCEDURES RELATING TO
INDEMNIFICATION: The obligations and liabilities of the party making the indemnity pursuant to Sections 13.1 and 13.2 hereof (the "Indemnitor") with respect to claims subject to indemnification pursuant to such Sections (the "Indemnitee") shall be subject to the following terms and conditions:

         (a) All representations and warranties shall survive the Closing. No indemnification pursuant to Section 13.1(i) and 13.2(i) shall be required to be made with respect to Damages resulting from claims as to which Indemnitor has not received written notice from Indemnitee on or prior to the second (2nd) anniversary of the Closing Date (whether or not such Damages have then actually been sustained); provided, however, that this time limitation shall not apply to the representations and warranties contained in Section 7.1, 7.2, 7.3, 7.4(a), 8.1 and 8.3 which obligations, representations and warranties shall survive Closing indefinitely and shall not apply to the representations and warranties contained in Section 7.5 which shall survive Closing for a period of three (3) years beginning on the date on which the Taxes are due or the applicable report or return is filed, whichever date is later.

         (b) Seller shall not be required to indemnify Buyer for Damages under this Section 13 unless and until net Damages exceed the sum of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Deductible") for which Damages are claimed and indemnification will be made only for Damages in excess of the Deductible.

         (c) All Damages shall be computed net of any net recovery under any insurance coverage with respect thereto which reduces the Damages that would otherwise be sustained and net of any tax benefits which accrue to Indemnitee.

         (d) The Indemnitee will give the Indemnitor prompt notice of any such claim, which notice shall contain a reasonably detailed description of the claim and claimant, and Indemnitor shall have the right to undertake (at the Indemnitor's sole cost and expense) the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnitee.

         (e) If the Indemnitor, within a reasonable time after notice of any such claim, fails to defend the Indemnitee against which such claim has been asserted, the Indemnitee will, upon further notice to the Indemnitor, have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.
         (f) Anything in this Section 13.3 to the contrary notwithstanding, if there is a reasonable probability that a claim may materially and adversely affect the Indemnitee other than as a result of money damage or other money payments, (i) the Indemnitee shall have the right, at its own cost and expense, to co-defend, compromise or settle such claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee which consent shall not be unreasonably withheld, settle or compromise any claim or consent to the entry of any judgment.

         (g) In connection with all claims defended under this Section 13, the Indemnitee will give the Indemnitor prompt written notice of all material developments in connection with all claims, will promptly supply the Indemnitor with all papers, documents and evidence in the Indemnitee's possession and such other information within the Indemnitee's possession and such other information within the Indemnitee's possession and such other information within the Indemnitee's knowledge pertinent to such claims, and will produce at the appropriate place or places, at reasonable times, such witnesses under the Indemnitee's control as may be reasonably requested by the Indemnitor or its representatives and shall not settle or otherwise compromise any claim under this Section 13 to Indemnitor's detriment without Indemnitor's consent.

         SECTION 14. FURTHER ASSURANCES: Seller and Buyer agree that they will, from time to time on or after the Closing Date when so requested by the other, perform, execute, acknowledge, or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, documents, instruments and assurances as may be reasonably necessary or advisable to carry out the provisions of this Agreement or any Related Document or to effectuate the consummation of any Contemplated Transactions, including without limitation, putting Buyer in possession and operating control of the Purchased Assets and the Restaurant Business. The parties hereto further agree that so long as any books, records and files are retained by Seller or Buyer with respect to the Purchased Assets or the Restaurants (to the extent such books, records and files relate to the Purchased Assets or the Restaurant Business prior to the Effective Time) remain in existence and available, each party, at its expense and upon prior notice to the other party, shall have the right to inspect and make copies of the same at any time during normal business hours for any proper purpose. Buyer will at the request of Seller provide information regarding any amendment, termination, purchase option exercise or other significant modification or event with respect to any of the Leases under which Seller retains any contingent liability.

         SECTION 15. MISCELLANEOUS:

         15.1 ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, successors and assigns, provided that this Agreement shall not be assignable by any party except to an Affiliate without the prior written consent of the other party.

         15.2 ENTIRE AGREEMENT: This Agreement, together with all exhibits and schedules and all Related Documents, is the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No representation or warranty has been made by or on behalf of any party to this Agreement, or any officer, director, employee, agent or representative thereof, to induce the other party to enter into this Agreement or to abide by or consummate any of the Contemplated Transactions, except the representations and warranties expressly set forth herein. No representations, inducement, agreement, promise or understanding altering, modifying, taken from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         15.3 NOTICE: All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, postage-prepaid, and return receipt requested or other means which affords the sender evidence of delivery, or of attempted delivery, addressed as follows:

         (i)      If to Buyer, to:    WENDY'S INTERNATIONAL, INC.
                                      4288 West Dublin-Granville Road
                                      PO Box 256
                                      Dublin, Ohio 43017
                                      Attn.: John K. Casey

                  Copy to:            WENDY'S INTERNATIONAL, INC.
                                      4288 West Dublin-Granville Road
                                      PO Box 256
                                      Dublin, Ohio 43017
                                      Attn.: General Counsel

         (ii)     If to Seller, to:   VCE Restaurants, Inc.
                                      3401 West End Avenue, Suite 260
                                      Nashville, TN 37202
                                      Attn.: Lonnie J. Stout II

                  Copy to:            Bass, Berry & Sims
                                      2700 First American Center
                                      Nashville, TN 37328-2700
                                      Attn.: J. Bradbury Reed, Esq.

The addresses so indicated for any party may be changed by similar written notice. Notices shall be deemed effective as of the date of their receipt, not as of the date of their delivery. Failure to send a copy of any notice shall not be deemed a failure to give notice in accordance with this Agreement.

         15.4 COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be treated as an original (including telecopied or facsimile copied counterparts of this Agreement containing signatures if the original of any such counterpart is delivered to the other parties hereto by overnight courier for receipt the next business day), but all of which, collectively, shall constitute a single instrument.

         15.5 SEVERABILITY: In the event that any one or more of the provisions contained in this Agreement or in any other Related Document shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any Related Document.

         15.6 CAPTIONS: The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         15.7 NO BENEFIT TO THIRD PARTIES: Except as specifically set forth or referred to herein, nothing in this Agreement is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         15.8 AGREEMENT NOT ASSUMABLE: This Agreement is, and is acknowledged by Seller to be, a contract which includes financial accommodations to and for the benefit of Seller, all within the meaning of 11 U.S.C. Section 365(c). In addition, the time for Closing and all other terms of this Agreement, including, without limitation, the delivery of the consents and releases from Investors and the payments and distribution described in Section 9.5 of this Agreement, are material to the performance of this Agreement by Seller. As a result, this Agreement may not be assumed pursuant to 11 U.S.C., Section 365.

         15.11 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio including the choice-of-law rules.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as to the date first written above.

                                                 "BUYER"
                                        WENDY'S INTERNATIONAL, INC.

                                        By: _________________________________

                                        Title: ______________________________

                                        By: _________________________________

                                        Title: ______________________________

                                                      "SELLER"
                                              VCE RESTAURANTS, INC.

                                         By: _________________________________

                                         Title: ______________________________

                                         Fein #_______________________________


                                                      "SELLER "

                                               VOLUNTEER CAPITAL CORPORATION

                                          By: ________________________________

                                          Title: _____________________________

                             EXHIBITS AND SCHEDULES

Exhibit A         Release Agreement
Exhibit B         Assignment and Assumption of Lease Agreement
Exhibit C         Bill of Sale
Exhibit D         Assignment and Assumption of Personal Property Leases and
                  Service Contracts

Exhibit E         Lessor's Certificate
Exhibit F         Franchise Termination Agreement

Schedule 2.1(a)   Fee Properties
Schedule 2.1(b)   Leases
Schedule 2.1(f)   Personal Property Lease
Schedule 2.1(g)   Service Contracts

Schedule 2.1(l)   Transferable Permits
Schedule 4.0      Purchase Price Allocation
Schedule 7.4      Easements, Agreements, Restrictions, Covenants and Conditions
Schedule 7.5      Notice of Audit, Delinquency, Deficiency, Levy, Lien or Foreclosure
Schedule 7.7      Actions
Schedule 7.8      Hazardous Substances
Schedule 7.13     Employee Benefit Plans and Compensation
Schedule 7.15     Financial Statement Qualification
Schedule 9.16     Capital Improvements
Schedule 9.17     Excluded Restaurants